                                                                    EXHIBIT 4(e)


[PRUDENTIAL FINANCIAL GRAPHIC]       Pruco Life Insurance Company of New Jersey
                                     Newark, New Jersey 07102

                                            a Prudential company


                                   ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract mentioned below.


1. We amend the "Definitions" section of the Contract to add the following new definitions:

                CREDIT: An amount we add to your Contract Value if you make a Credit Election.

                CREDIT ELECTION: Your election to have a Credit amount added to your Contract Value in accordance with the Credit Election section of this Endorsement. At least 30 calendar days prior to the applicable Contract Anniversary, we will notify you of your option to make a Credit Election. In order to have the Credit amount added to your Contract Value, we must receive your Credit Election in Good Order no later than the applicable Contract Anniversary. This option is not available if the Annuitant or Co-Annuitant is age 81 or older on the Contract Date, or if your Contract has been continued under the Spousal Continuance Benefit.


2. We replace the "Contract Surrender Value" definition appearing in the "Definitions" section of the Contract with the following:

                CONTRACT SURRENDER VALUE: The Contract Value less any applicable Withdrawal Charge, Credit Election Withdrawal Charge or Contract Maintenance Charge, or charge for any type of tax (or component therof) measured by, or based on, the amount of Purchase Payment we receive.


3.      We add the following new section to the Contract:

                                 CREDIT ELECTION

                At least 30 calendar days prior to your 3rd Contract Anniversary, we will notify you of your option to have a Credit amount added to your Contract Value. This option is not available if the Annuitant or Co-Annuitant is age 81 or older on the Contract Date, or if your Contract has been continued under the Spousal Continuance Benefit. The Credit amount will be determined by applying a percentage of 1% to the Contract Value as of the applicable Contract

                Anniversary. If you do not elect to receive the Credit, we will not make this offer again and any subsequent Credit offers will not be available to you. Otherwise, we will make this same offer at least 30 calendar days prior to your 6th Contract Anniversary. The Credit will be allocated to the Allocation Options in the same proportion as the Contract Value on the Contract Anniversary. If we do not receive a Credit Election in Good Order by your Contract Anniversary date no Credit amount will be added to your Contract Value.

                If you make a Credit Election you will be subject to the following Credit Election Withdrawal Charges depending upon the number of Contract Years since that Credit Election:

         Contract Years Since Credit Election                 Credit Election Withdrawal Charge
         ------------------------------------                 ---------------------------------
                           0                                                    7%
                           1                                                    7%
                           2                                                    7%
                           3                                                    0%


                The amount of the Credit Election Withdrawal Charge is a percentage of the amount withdrawn that is subject to the charge. The Credit Election Withdrawal Charge will be determined and applied in the same manner as the Withdrawal Charge described in the Withdrawals section of the Contract. Any Charge-Free Amount described in the Contract Data pages may be withdrawn without incurring a Credit Election Withdrawal Charge. The Credits and any applicable earnings resulting from the Credits will be considered Earnings and are not subject to a Withdrawal Charge.

                If you elect to receive the Credit, it will be payable regardless of whether the Interest Segment Interest Rate being credited at that time to any amounts you have allocated or transferred to the DCA Fixed Rate Investment Option or the Fixed Rate Investment Option equals or exceeds the Minimum Guaranteed Interest Rate shown on the Contract Data pages for that Investment Option.


Except as modified herein, all terms and conditions of the Contract remain unchanged.


                                   Pruco Life Insurance Company of New Jersey




                                       By
                                                        Secretary




                                     Page 2